Exhibit 99.1

For immediate release

Paul Chamberlain Joins Veeva Systems’ Board of Directors

PLEASANTON, CA — Dec. 17, 2015 — Veeva Systems Inc. (NYSE: VEEV), a leading provider of industry cloud solutions for life sciences, today announced Paul Chamberlain has joined the company’s Board of Directors.

“Paul has a long history of excellence in financial strategy and technology banking that will be invaluable as we enter our next phase of growth,” said Peter Gassner, founder and CEO of Veeva. “We are excited to welcome Paul to the board.”

About Paul Chamberlain

Paul Chamberlain works as an advisor, board member, and investor in technology companies. Paul was with Morgan Stanley for more than 25 years. He served as managing director for 18 years, during which time he was the co-head of Global Technology Banking for 10 years. During his tenure at Morgan Stanley, Paul participated in many of the most significant IPOs and acquisitions in the technology industry.

Paul earned a BA in History magna cum laude from Princeton University in 1985, and he received an MBA from Harvard Business School in 1989. He serves as chairman of the Strategic Advisory Committee of JobTrain, the Menlo Park, CA-based vocational and life skills training group focused on the neediest in the Silicon Valley community, and he served on its board for over 10 years.

Paul regularly lectures in economics and entrepreneurial management classes at Stanford and Princeton Universities.

About Veeva Systems

Veeva Systems Inc. is a leader in cloud-based software for the global life sciences industry. Committed to innovation, product excellence, and customer success, Veeva has more than 375 customers, ranging from the world's largest pharmaceutical companies to emerging biotechs. Veeva is headquartered in the San Francisco Bay Area, with offices in Europe, Asia, and Latin America. For more information, visit www.veeva.com.

###

Contact:

Amy Farrell
Public Relations

Finn Partners, for Veeva Systems Inc.

617-366-7149

pr@veeva.com

® 2015 Veeva Systems Inc. All rights reserved. Veeva and the Veeva logo are trademarks of Veeva Systems Inc.
Veeva Systems Inc. owns other registered and unregistered trademarks.